Exhibit 99.1

Signing Day Sports Reports Progress on Planned Acquisition of Swifty Global

SCOTTSDALE, Arizona, November 7, 2024 (NewMediaWire)- Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), the developer of the Signing Day Sports app and platform to aid high school athletes in the recruitment process, today provided an update on the process to close on the recently announced transaction to acquire Dear Cashmere Group Holding Company (OTC:DRCR), doing business as Swifty Global (“Swifty”).

The Company has executed an amendment to its binding term sheet, dated September 18, 2024, with Swifty and its two principal stockholders, to extend the date by which the parties will use commercially reasonable efforts to close the transaction. Under the original binding term sheet, this date was October 31, 2024. The amended term sheet extended this date to November 22, 2024, to allow both Signing Day Sports and Swifty to continue their cooperative efforts to gain all regulatory approvals necessary to close the transaction.

Daniel Nelson, CEO of Signing Day Sports commented, “While our initial goal was to complete the transaction by October 31, we believe that extending the timeline will better position the Company to proceed with this transaction and leverage Swifty’s assets. Swifty has already demonstrated significant momentum in the online gaming industry, reporting approximately $2.4 million in net profit and $128 million in revenue for the fiscal year ended December 31, 2023. By combining Signing Day Sports’ recruitment platform with Swifty’s innovative SaaS-based gaming software, which it offers to online gambling operators under a revenue-sharing model, and its direct licensed operations in sports betting and casino gaming, this transaction is intended to capitalize on substantial growth opportunities in both sports recruitment and online gaming. We are energized by Swifty’s proven track record and the expertise they offer, and we are confident that together we can create a powerful, scalable organization poised for sustainable growth.”

“The teams at Signing Day Sports and Swifty are committed to completing this transaction. We are actively collaborating on ambitious growth strategies that will position us for long-term success. The amendment to our binding term sheet reflects our teams’ dedication toward making it happen,” commented James Gibbons, CEO of Swifty Global.

A further description of the Amendment to Binding Term Sheet, dated as of November 6, 2024, among the Company, Swifty, and Swifty stockholders James Gibbons and Nicholas Link (the “Sellers”), was contained in a current report on Form 8-K that was filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 6, 2024, and a copy of which was filed as an exhibit to such Form 8-K. The description above is qualified in its entirety by reference to the full text of such exhibit.

The Binding Term Sheet, dated as of September 18, 2024, among the Company, Swifty, and the Sellers, sets forth material terms and conditions for the potential transaction that, if consummated, would result in the acquisition of between 95% and 99% of the issued and outstanding shares of Swifty’s share capital at the closing (the “Term Sheet”). The closing will be subject to execution of and the satisfaction or waiver of terms and conditions of definitive stock purchase agreement(s), including completion of due diligence and satisfaction or waiver of closing conditions. If the closing occurs, certain post-closing requirements will become applicable, including stockholder approval of related matters and NYSE American approval of a new initial listing application, and failure to satisfy such requirements within a certain period may result in the unwinding of the acquisition of the shares of Swifty by the Company at the closing. There can be no assurance that definitive stock purchase agreement(s) will be entered into, that the closing will occur, or that post-closing requirements for the acquisition will be met. A further description of the Term Sheet is contained in the current report on Form 8-K that was filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 19, 2024, and a copy of the Term Sheet was filed as an exhibit to such Form 8-K.

For further information about Signing Day Sports and Swifty, please see their communication channels listed below:

Website: https://swifty.global

X: @swiftyglobal

Email: hello@swifty.global

Website: https://signingdaysports.com

Ecommerce Website: https://signingdayshop.com

Investor Relations Website: https://ir.signingdaysports.com

X: @sdsports

Email: support@signingdaysports.com

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, including without limitation, the ability of the Company, Swifty, and the Sellers to enter into definitive stock purchase agreement(s), and obtain all necessary regulatory and other consents and approvals in connection with the acquisition, the Company’s ability to complete the acquisition of Swifty and integrate its business, obtain NYSE American clearance of a new initial listing application in connection with the acquisition, obtain stockholder approval of the matters to be voted on at a stockholders’ meeting to approve matters required to be approved in connection with such stock purchase agreement(s), the Company’s ability to obtain sufficient funding to maintain operations and develop additional services and offerings, market acceptance of the Company’s current products and services and planned offerings, competition from existing online and retail offerings or new offerings that may emerge, impacts from strategic changes to the Company’s business on its net sales, revenues, income from continuing operations, or other results of operations, the Company’s ability to attract new users and customers, increase the rate of subscription renewals, and slow the rate of user attrition, the Company’s ability to retain or obtain intellectual property rights, the Company’s ability to adequately support future growth, the Company’s ability to comply with user data privacy laws and other current or anticipated legal requirements, and the Company’s ability to attract and retain key personnel to manage its business effectively. These risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the SEC. These risks, uncertainties and other factors are, in some cases, beyond our control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:

Crescendo Communications, LLC

212-671-1020

SGN@crescendo-ir.com

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